SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 9, 2016

HEALTHWAREHOUSE.COM, INC.
(Exact name of registrant as specified in charter)

Delaware	000-13117	22-2413505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7107 Industrial Road Florence, Kentucky	41042
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (800) 748-7001
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 9, 2016 the Board of Directors (the "Board") of HealthWarehouse.com, Inc. (the "Company") received a letter from Daniel J. Seliga notifying the Board of Mr. Seliga's intention to resign as Chief Operating Officer and Chief Financial Officer of the Company effective in 30 days from the date of his letter. Mr. Seliga's letter states that the reason for his resignation is due to the change of members of the Board and references Section 5(a) of his employment agreement with the Company which provides that he may voluntarily terminate employment for "Good Reason."

On September 13, 2016 the Board received a letter from Lalit Dhadphale notifying the Board of Mr. Dhadphale's intention to resign as Chief Executive Officer of the Company effective in 30 days from the date of his letter. Mr. Dhadphale's letter states that the reason for his resignation is due to the change of members of the Board and references Section 5(a) of his employment agreement with the Company which provides that he may voluntarily terminate employment for "Good Reason."

The Company is still evaluating its options and obligations under the employment agreements, and the succession plan for the departing officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHWAREHOUSE.COM, INC.

Date: September 15, 2016	By:/s/ Jeffrey T. Holtmeier
Jeffrey T. Holtmeier
Chairman of the Board